PARTICIPATION AGREEMENT

This Participation Agreement (“Agreement”) entered into and effective this 14 day of July, 2006, is between RETAMCO OPERATING, INC., a Texas corporation, having an office at HCR Box 1010, 8601 Highway 212, Roberts, Montana 59070 (hereinafter called “Retamco”), DEJOUR ENERGY (USA) CORP., a Nevada corporation, whose address is 3155 East Patrick Lane, Suite 1, Las Vegas, Nevada 89120 (hereinafter called “Dejour”); and BROWNSTONE VENTURES (US) INC., a Delaware corporation, having an office at 130 King Street West, Suite 2810, Toronto, Ontario, Canada M5X 1A9, (hereinafter called “Brownstone”); Retamco, Dejour and Brownstone sometimes collectively referred to herein as the “Parties”.

WHEREAS:

A.

Retamco holds certain Hydrocarbon rights and Contract Rights (the “Leasehold Interests”) as identified herein;

B.

Retamco has offered and Dejour and Brownstone have agreed to participate in the exploration and development of the Leasehold Interests, subject to the terms and conditions set forth herein.

C.

Retamco and Dejour signed a Letter of Intent with an effective date of May 4, 2006.

D.

Retamco and Dejour also signed a Letter Agreement with an effective date of May 29, 2006, which provided for a U.S. $1,000,000 advance payment from Dejour to Retamco regarding its portion of the Leasehold Interests acquisition, which payment will be credited toward the U.S. $5,000,000.00 payment set out in Article 3.06(i) below, and which extends to July 15, 2006 the Closing previously scheduled for early June, 2006.

E.

Brownstone and Dejour signed a Letter of Intention Agreement dated June 23, 2006.

THEREFORE, Retamco, Dejour and Brownstone, for consideration the sufficiency of which is hereby acknowledged, enter into this Agreement on the following terms and conditions:

ARTICLE I.

OPENING ACKNOWLEDGEMENTS

1.01.

SUPERCEDING AGREEMENT – This Agreement constitutes the entire agreement between the Parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the Parties with respect to the subject matter herein, including a Letter of Intent Agreement between Retamco and Dejour dated May 4, 2006, and a Letter Agreement between Retamco and Dejour dated May 29, 2006.

1.02.

REGULATORY APPROVAL – This Agreement is conditioned on the Parties’ and the parent corporation of Dejour, Dejour Enterprises Ltd. (“DJE”)  and the parent company of Brownstone, Brownstone Ventures, Inc. (“BWN-TSXV”), both publicly traded companies, first obtaining the consents and approvals, if required, by the Toronto Stock Venture Exchange (the “Exchange”).

1.03.

EXHIBITS - The following Exhibits attached hereto are incorporated into this Agreement by reference:

Exhibit “A” —	List of Oil and gas leases and chart of gross and net acres therein, referenced in Article 2.02 below
Exhibit “B” —	Form of Assignments to Dejour and Brownstone
Exhibit “C” —	List of Overthrust Project Leases
Exhibit “D” —	List of Resource Project Leases
Exhibit “E” —	Dejour Promissory Note
Exhibit “F” —	Dejour Deed of Trust
Exhibit “G” —	Convertible Debenture
Exhibit “H” —	Operating Agreements

1.04.

DEFINITIONS

“Affiliate” means any partnership, limited partnership, limited liability company, corporation, trust, trust beneficiary, entity, joint venture, association of any form or nature whatsoever, and other legal or juridical entity (i) owned or controlled by, or under the common control of any party to this Agreement, including any nominees, and/or agents of, and/or attorneys-in-fact for, any party to this Agreement, or (ii) owning or controlling any party to this Agreement, and (iii) all officers, directors,  trustees, general partners and all persons owning 10% or more of the ownership interest or beneficial interest of any of the foregoing.

 “Contract Rights” means the contracts, leases, unit agreements, mineral purchase agreements, rights-of-way, easements, surface leases, permits, licenses, pooling and unitization agreements, communitization agreements, pooling designations and declarations, pooling and unitization orders and all other contracts or agreements pertaining to or affecting the Leasehold Interests or the surface of the earth included within the surface boundaries of the Leasehold Interests.

“Hydrocarbon” means oil, gas, condensate, casinghead gas, natural gas, liquefied natural gas, coalbed methane gas, natural gasoline, methanol, drip gasoline, liquids separated from gas, and any and all products or by-products therefrom regardless of how obtained, manufactured or produced.

“Net Revenue Interest (“NRI”)” means, as to the  Leasehold Interests, the right to production of Hydrocarbons in or under or that may be produced, saved and sold from, such Leasehold Interests after giving effect to Leasehold Interests burdens granted, reserved and/or carved out of the Leasehold interests.

“Overthrust Project” means those leases and approximate acreages identified on Exhibit "C".

“Resource Project” means those leases and approximate acreages identified on Exhibit “D”.

“Title Defect” shall mean the existence of any adverse claim to title to, or the use or possession of all or any portion of, the Leasehold Interests, or other defect in the title to all or any portion of the Leasehold Interests, including, but not limited to, the failure of Retamco to convey or the ability, capacity or authorization to convey all of the Leasehold Interests listed on Exhibit "A" to this Agreement or that the Net Revenue Interest assignable by Retamco hereunder is less than 80%, with the exception of one oil and gas lease identified on Exhibit “A” as USA-UTU-UTU72067/UT-01-51 in which the assignable NRI is 78%.

1.05.

CONDITION PRECEDENT  This Agreement is conditioned on and not binding upon the Parties until and unless (i)  the affirmative vote and approval of the Parties’ respective Boards of Directors as to the transaction set forth in this Agreement, which shall be within their discretion and must occur on or before July 14, 2006, and (ii)  the pre Closing acceptance of the Exchange to the transaction and the issuance of securities and, should the Exchange treat any part of this transaction as a reviewable transaction or expedited acquisition, the successful completion of such process.

ARTICLE II.
RETAMCO PROJECT

2.01.

LEASEHOLD INTERESTS - By virtue of the instruments described on Exhibit “A” hereto, Retamco has acquired certain Contract Rights and interests in the Hydrocarbons within the Leasehold Interests, comprising all horizons unless otherwise noted (the “Leasehold Interests”). The Leasehold Interests constitute approximately 266,580.56 gross acres and 254,068.44 net acres in the States of Colorado and Utah.

2.02.

RETAMCO PROJECT – The Leasehold Interests are described by Retamco and comprised of (a) “Resource Projects” consisting of 198,561.20 gross and 188,422.47 net acres; and (b) “Overthrust Project” consisting of 68,019.36 gross and 65,645.97 net acres.

ARTICLE III.
PARTICIPATION

3.01.

RETAMCO’S INTEREST - Retamco shall participate by retaining a twenty-five percent (25%) (or more) working interest and paying twenty-five percent (25%) (or more) of all exploration costs in the Resource Projects Leasehold Interests and by retaining a fifty-seven and one half percent (57.5%) (or more) working interest and paying fifty-seven and one half percent (57.5%) (or more) of all exploration costs in the Overthrust Project; provided, exploration costs here and in Articles 3.02 and 3.03 below include but are not limited to geologic, seismic and drilling, abandonment or completion and equipping of wells.  In addition, Retamco has conveyed an overriding royalty interest equal to the difference between the existing lease burdens and 80% on all leases (except for the lease identified on Exhibit “A” as USA-UTU-UTU72067/UT-01-51 where 80% shall be changed to 78%) so that the Net Revenue interest to Dejour and Brownstone shall be not less than their share of 80% (78% in the case of USA-UTU-UTU72067/UT-01-51).

3.02.

DEJOUR’S INTEREST – Dejour shall purchase and participate with Retamco as follows:

(a)

In the Resource Projects:

(i)

A twenty-five percent (25%) working interest in the Leasehold Interests and thereafter pay twenty-five percent (25%) of all exploration costs.

(b)

In the Overthrust Project:

(ii)

A twelve and one half percent (12.5%) working interest in the Leasehold Interests and thereafter pay twelve and one-half percent (12.5%) of all exploration costs.

(c)

Additional Participants

(i)

Retamco and Dejour have, working together, identified additional parties to participate in the Leasehold Interests, including Llano Royalty Ltd. ("Llano") for a forty percent (40%) working in the Resource Project and a twenty percent (20%) working interest in the Overthrust Project.  Llano has tentatively agreed to pay Retamco US $412.50 for each net acre acquired by Llano.  The Parties agree that all future participants shall execute and operate under the same operating agreement(s) as Retamco, Dejour and Brownstone, and shall become a party and subject to the same AMI.

(ii)

Within ten (10) days of the funding of Llano's acquisition of interests in the Resource Project and the Overthrust Project, Retamco shall pay to Dejour fifty percent (50%) of the per acre price in excess of US $400 per acre, in cash, represented by Retamco to be $6.25 per net acre acquired by Llano and calculated to be US $553,013.69.  The formula for the payment to Dejour is based upon the following calculations, which may be adjusted if the net acres and/or the percentage working interest acquired by Llano should change:

Resource Project = 188,422.49 net acres x forty percent (40%) working interest (75,368.996 net acres) x US $6.25 = US $471,056.23

Overthrust Project = 65,565.97 net acres x twenty percent (20%) working interest (13,113.194 net acres) x US $6.25 = US $81,957.46

(iii)

Retamco may identify an additional party or parties to participate in the Retamco project to acquire working interest not acquired by Dejour or third parties not otherwise described in paragraphs 3.02 or 3.03 of this Agreement.

3.03.

BROWNSTONE’S INTEREST – Brownstone shall purchase and participate with Retamco as follows:

(a)

In the Resource Projects:

(i)

A ten percent (10%) working interest in the Leasehold Interests and thereafter pay ten percent (10%) of all exploration costs.

(b)

In the Overthrust Project:

(i)

A ten percent (10%) working interest in the Leasehold Interests and thereafter pay ten percent (10%) of all exploration costs.

3.04.

DEJOUR’S AND BROWNSTONE’S SHARE OF ACQUISITION COSTS – Dejour’s undivided share of the acquisition costs constituting the Purchase Price is:

(a)

Resource Projects:

(i)

based on a twenty-five percent (25%) working interest is U.S. $18,842,247.

(b)

Overthrust Project

(i)

based on a twelve and one-half percent (12.5%) working interest is U.S. $3,282,298.50.

Brownstone’s undivided share of the Acquisition Costs constituting the Purchase Price is:

(a)

Resource Projects:

(i)

based on a ten percent (10%) working interest is U.S. $7,536,898.80.

(b)

Overthrust Project

(i)

based on a ten percent (10%) working interest is U.S. $2,625,838.80.

3.05.

DEJOUR’S PAYMENTS

Purchase Price.  Subject to the adjustments, reductions, and increments stated in this Agreement and the other covenants, conditions and limitations of this Agreement, and in consideration for Retamco's obligations herein and the delivery by Retamco to Dejour of the assignments of Leasehold Interests described in Article 4.08 below, Dejour agrees to deliver to Retamco the following (“Dejour Purchase Price”):

(i)

At Closing, U.S. $5,000,000, less U.S. $1,000,000 which has already been advanced to Retamco on June 2, 2006, for a total cash payment at Closing of U.S. $4,000,000;

(ii)

At Closing, a non-interest bearing Promissory Note in the amount of U.S. $5,000,000, maturing December 31, 2006 in the form attached as Exhibit “E”; secured by Deed of Trust in the form attached as Exhibit “F”.

(iii)

At Closing, 5,500,000 common shares of DJE (which shares will be restricted from trading for twelve (12) months from date of Closing).

(iv)

At Closing, eight (8) Convertible Debentures in the cumulative amount of U.S. $1,397,845.50, maturing July 15, 2008, bearing interest at the rate of eight percent (8%) per annum, convertible by Retamco into units of shares of DJE at the rate of U.S. $1.35 per common share and U.S. $1.50 warrant, in the forms attached as Exhibit “F”.

(v)

Provided, however, if Retamco has been notified of any Title Defects by Dejour or Brownstone and such Title Defects are not cured or removed by Retamco, as determined by Dejour and Brownstone in the exercise of reasonable discretion, prior to December 31, 2006, the amount of the Dejour Promissory Note due and payable on December 31, 2006 shall be reduced by an amount equal to U.S. $400 multiplied by the number of acres of land affected by the Title Defects, multiplied by the failed percentage working interest to have been assigned Dejour.  Should said reduction exceed the amount due under the Promissory Note, then Retamco shall refund the balance owing to Dejour by January 30, 2007.  Provided, further, should any required consents to assign a Leasehold Interest from Retamco to Dejour as contemplated in Article 6.10 below not be obtainable following Retamco's good faith efforts to procure same, then Retamco shall refund to Dejour its consideration paid as if a Title Defect had occurred.

3.06.

BROWNSTONE’S PAYMENTS

Purchase Price.  Subject to the adjustments, reductions, and increments stated in this Agreement and the other covenants, conditions and limitations of this Agreement, and in consideration for Retamco's obligations herein and the delivery by Retamco to Brownstone of the assignments of Leasehold Interests described in Article 4.08 below, Brownstone agrees to deliver to Retamco the following ("Brownstone Purchase Price"):

(i)

At Closing, U.S. $6,770,923.88;

(ii)

At Closing, 2,606,767 common shares of BWN-TSXV (which shares will be restricted from trading for twelve (12) months from date of Closing).

(iii)

Provided, if Retamco has been notified of any Title Defects by Dejour and Brownstone and such Title Defects are not cured or removed by Retamco, as determined by Dejour and Brownstone in the exercise of reasonable discretion, prior to December 31, 2006, the amount of the Brownstone Purchase Price shall be reduced by an amount equal to U.S. $400 multiplied by the number of acres of land affected by the Title Defects, multiplied by the failed percentage working interest to have been assigned Brownstone.  Retamco shall refund said amount to Brownstone by January 30, 2007.  Provided, further, should any required consents to assign a Leasehold Interest from Retamco to Brownstone as contemplated in Article 6.10 below not be obtainable following Retamco's good faith efforts to procure same, then Retamco shall refund to Brownstone its consideration paid as if a Title Defect had occurred.

3.07.

Brownstone acknowledges that, it will grant to Dejour and Retamco overriding royalty interests as follows:

(i)

To Dejour, its successors and assigns, an after Payout overriding royalty interest equal to 1.25% of 8/8ths proportionately reduced to the ratio that the NRI initially assigned to Brownstone, its successors and assigns, in each Lease bears to 100% of the mineral interest covered by that Lease, to be calculated on a well-by-well basis, including that portion of each Lease included in the acreage attributed to that well for production regulatory purposes and as to all depths, and to commence at Payout of each well.

(ii)

To Retamco, its successors and assigns, an after Payout overriding royalty interest equal to 1.25% of 8/8ths proportionately reduced to the ratio that the NRI initially assigned to Brownstone, its successors and assigns, in each Lease bears to 100% of the mineral interest covered by that Lease, to be calculated on a well-by-well basis, including that portion of each Lease included in the acreage attributed to that well for production regulatory purposes and as to all depths, and to commence at Payout of each well.

(iii)

“Payout” means the first day of the calendar month following the month in which the Proceeds equal the Expenses, both as defined below:

(iv)

“Expenses” means the following actual costs incurred on or after the date operations commenced on the well and paid by Brownstone, its successors and assigns with respect to Brownstone's pro rata share of the well for which Payout is being calculated (“Well”):  (a) recording fees, allocable overhead, consultant fees, third party contractor fees, telephone, mail, delay rentals, shut-in royalties, and any and all other costs related to the maintenance and operation of said Well; (b) costs for drilling, completion, abandonment, fracing, completing, twinning, deepening, sidetracking, plugging, equipping, operating and abandoning of the Well, but excluding the costs of any and all "subsequent operations" with respect to the Well that are commenced after the Well attains Payout, as such "subsequent operations" may be defined in any applicable joint operating agreement; (c) all geological, seismic, seismographic, mud logging, engineering, data processing, filing, and any and all other costs in any way related or incidental to the activities mentioned in subparagraphs (a) and (b) above; (d) Brownstone’s overhead attributable to the Well (such overhead shall be determined solely by the overhead billed by the Operator of the Well and paid by Brownstone; (e) Brownstone's proportionate share of all severance and ad valorem taxes, and including any and all state, federal and/or municipal taxes based on production (but only if such taxes are paid by Brownstone and not deducted before "Proceeds" are calculated); (f) operating expenses incurred under any applicable joint operating agreement; and (g) transportation, dehydration, compression, and processing charges attributable to Brownstone's pro rata share of any of the oil, gas and/or other minerals produced and sold from said Well.

(v)

“Proceeds” means the following cash receipts actually received by or credited to Brownstone, its successors and assigns, with respect to the Well:  (a) the proceeds of the sale of all of the oil, gas, other hydrocarbons, and other minerals produced from the Well and including proceeds derived from the sale of liquids extracted from such production in a gas processing plant or at the wellhead; (b) the proceeds of all insurance collected by Brownstone (or received by or for Brownstone under any operating agreement) with respect to its ownership of the Well as a consequence of the loss or damage to the Well or its related equipment or production; and (c) the amounts received by Brownstone from the sale or license of seismic or other geological or geophysical or like data covering the Well.

3.08.

Brownstone acknowledges that it has agreed to participate with Dejour by sharing equally, Dejour’s costs in connection with:

(i)

Ryder Scott Company, Calgary, in the preparation of delivery of a report in compliance with National Instrument Policy NI-51-101;

(ii)

Contex Energy Co., Denver, in the preparation and deliver of Title Reports in connection with the leases described on Exhibit “A” hereto; and,

(iii)

Steve Perlman, Geologist, in the preparation and delivery of geologic presentations representing the prospects developed upon the leases contained in Exhibit “A” hereto.

ARTICLE IV.
OPERATING MATTERS

4.01.

OPERATOR – Subject to the Operating Agreement, Llano shall be the operator of the wells.  If Llano does not acquire an interest in the Leasehold Interests, as contemplated herein, Retamco shall initially be the operator of the wells.  Retamco and Dejour acknowledge that depending on selection of additional participants in the Resource Projects and Overthrust Project, a new party may be designated the operator.  Retamco and Dejour agree that they each shall have the right to approve any replacement operator.

4.02.

OPERATING AGREEMENT – The Parties intend to include in the Operating Agreement appropriate provisions conferring authority upon the Operator to enter into gas or oil sales contracts with third parties, to pool and unitize Leasehold Interests with outside interests, to enter into contracts for the purpose of transporting gas and oil to purchasers, to provide insurance and similar matters.

4.03.

SEISMIC DATA – By reason of Dejour and Brownstone paying their working interest share of the Acquisition Costs, and subject to any applicable restrictions provided by licensing agreements or other existing contracts, Retamco shall make available to Dejour and Brownstone and its representatives, Retamco's seismic data at any location the Parties agree to. Dejour and Brownstone may retain, interpret and make copies of all data as well as all maps that result from the work performed on Retamco’s work station, which shall be the property of Dejour and Brownstone.  Provided, the Parties shall keep the data, maps and any interpretation thereof, confidential.  The Parties may share the data, maps and interpretation with potential assignees, provided that such assignees must sign confidentiality agreements and may not have ownership or disclosure rights or rights of further assignment.

4.04.

PAYMENT OF DRILLING COSTS - Dejour and Brownstone shall deliver to Operator their share of the costs pursuant to the Operating Agreement, attached hereto as Exhibit “H”, which form of Operating Agreement the Parties agree to execute and have govern the joint operations contemplated hereunder; provided, in any conflict between the Operating Agreement and this Agreement, this Agreement shall prevail.

4.05.

RIG PRIVILEGE TO DEJOUR AND BROWNSTONE - At the sole risk and expense of Dejour and Brownstone, their representatives shall be entitled to “floor” privileges during drilling operations for all wells on the Leasehold Interests.  Their representatives shall adhere to and comply with all regulatory and contract responsibilities concerning operations and safety rules related to the wells.

4.05.

REPORTS TO DEJOUR AND BROWNSTONE - For any well on the Leasehold Interests, Retamco shall timely deliver to Dejour and Brownstone copies of all daily reports, core analysis reports, logs including mud logs, sample reports, drill stem tests and all other drilling operations related data.

4.06.

INSURANCE - Prior to commencement of operations, the Operator shall obtain insurance as required under the Operating Agreement.  This insurance shall be endorsed so that the non-operating working interest owners are named additional insureds and subrogation shall be waived by underwriters and insurance companies of Operator as to the non-operating working interest owners, their affiliates, co-venturers, subsidiaries and co-owners, if any, and their agents, directors and employees. Should Operator’s coverage cease, lessen or lapse in any way, the non-operating working interest owners shall be notified immediately.  Successor operators shall also abide by the insurance conditions set forth herein.

4.07.

ASSIGNMENTS–

(a)

Dejour Assignments:

At Closing, Retamco shall deliver to Dejour duly executed and acknowledged, recordable assignments (in the form of Exhibit “B”) transferring the requisite interests in the leasehold interests to Dejour.

(b)

Assignments to Brownstone:

At Closing, Retamco shall deliver to Brownstone duly executed and acknowledged, recordable assignments (in the form of Exhibit “B”) transferring the requisite interests in the leasehold interests to Brownstone.

ARTICLE V.
ACCOUNTING MATTERS

5.01.

ACTUAL COSTS – As to all wells drilled on the Leasehold Interests, Dejour and Brownstone will pay their proportionate share of actual costs based upon their working interest as described in Article 1.04.  Subject to Article 3.01, neither Dejour’s nor Brownstone’s Net Revenue Interest will be burdened with any carried interests, production payments, overriding royalties or like interests carved from the working interest.

5.02.

CURRENCY – All amounts, unless otherwise specifically noted, are in the currency of the United States of America.

ARTICLE VI.
REPRESENTATIONS, WARRANTIES & CONDITIONS

AS AN INDUCEMENT TO THE PARTIES TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS HEREIN CONTEMPLATED, THE PARTIES SEPARATELY MAKE TO THE OTHERS, THE REPRESENTATIONS SET OUT IN THIS ARTICLE VI.

Retamco hereby makes the following representations and warranties in Articles 6.01 through 6.19:

6.01.

Retamco Operating Inc. is a private corporation, duly organized, validly existing, and in good standing under the laws of the State of Texas.

6.02.

Retamco has all requisite power and authority to carry on their businesses as presently conducted, to enter into this Agreement, to sell the Leasehold Interests on the terms described in this Agreement, and to perform their obligations under this Agreement.

6.03.

The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary actions on the part of Retamco.

6.04.

This Agreement has been duly executed and delivered on behalf of Retamco and constitutes a legal, valid and binding obligation of Retamco, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.05.

The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, limited partnership agreements or governing documents of Retamco, or any material provision of any agreement or instrument to which Retamco is a party or by which it, or the Leasehold Interests, is bound or will not violate or be in conflict with any material provision of any judgment, decree, order, statute, rule or regulation applicable to Retamco or any Leasehold Interests, or result in the creation or imposition of any lien on any Leasehold Interests.

6.06.

Retamco has incurred no liability, contingent or otherwise, and shall hold Dejour and Brownstone harmless from any such claim, for broker's or finder's fees relating to the transaction contemplated by this Agreement for which Dejour and Brownstone shall not have any responsibility whatsoever, unless set out in this Agreement.

6.07.

To Retamco's best knowledge no suit, action or other proceeding has been threatened or is pending against Retamco or the Leasehold Interests before any court, governmental agency or arbitrator nor unsatisfied judgments which might result in impairment or loss of Retamco's interest in any part of the Leasehold Interests or that might hinder or impede the operation of the Leasehold Interests in any material respect or that seeks to restrain or prohibit, or to obtain substantial damages from Retamco, in respect of, or which is related to or arises out of, this Agreement or the consummation of all or part of the transactions contemplated herein, or which otherwise might impair and adversely affect the Leasehold Interests or the value or conveyance thereof.

6.08.

To the best knowledge of Retamco, as at the effective date of this Agreement, Exhibit “A” attached hereto accurately reflects the gross leasehold acres and net leasehold acres that Retamco has under lease, or has a right to earn, by virtue of the instruments listed on Exhibit “A”.

6.09.

Retamco shall warrant title to the Leasehold Interests against any and all claims by, through, and under Retamco and its Affiliates, but not otherwise.

6.10.

Retamco shall use its best efforts to obtain the necessary consents (“Consents”) required by the instruments listed on Exhibit “A” where prior approval of the lessor, as the case may be, is required prior to the assignment of any interest by Retamco.  Where assignments referenced in said instrument are earned at future times, Retamco shall forthwith seek and obtain pre-approvals as to Dejour’s and Brownstone’s participation as contemplated hereunder.  Dejour and Brownstone shall cooperate with Retamco and timely furnish all reasonable information needed to obtain such consents

6.11.

Retamco acknowledges that the DJE or BWN-TSXV shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under applicable state securities law in reliance, in part, on the representations and warranties herein.  Retamco understands that the DJE or BWN-TSXV shares are “restricted securities” under the United States federal securities laws in that such securities will be acquired in a transaction not involving a public offering, and that under such laws and applicable regulations such securities my be resold without registration under the Securities Act only in certain limited circumstances and that otherwise such securities must be held indefinitely.

6.12.

Retamco is acquiring the DJE and BWN-TSXV shares as principals for its own account, and not for the benefit of any other person, for investment only and not with a view to resale or distribution.  Retamco (i) does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the DJE or BWN-TSXV shares, and (ii) has no present plan, intention or understanding and has made no arrangement to sell any DJE or BWN-TSXV shares at any predetermined time or for any predetermined price.

6.13.

The offering and sale of the DJE and BWN-TSXV’s shares to Retamco was not made through an advertisement of the DJE and BWN-TSXV shares in printed media of general and regular paid circulation, radio or television or any other form of advertisement, and, to its knowledge, Retamco has not received an offering memorandum as such term is defined under the securities laws, and Retamco acknowledges that it is not acquiring the DJE and BWN-TSXV shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

6.14.

The DJE and BWN-TSXV shares are not being acquired by Retamco as a result of any material information concerning DJE or BWN-TSXV that has not been publicly disclosed and Retamco’ decision to enter into this agreement and acquire the DJE and BWN-TSXV shares has not been made as a result of any verbal or written representation as to fact or otherwise made by or on behalf of DJE or BWN-TSXV or any other person, except as set forth in this Agreement, and is based entirely upon currently available public information concerning DJE and BWN-TSXV.

6.15.

Retamco has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of the investment hereunder in the DJE and BWN-TSXV shares and is able to bear the economic risk of loss of such investment, including, but not limited to, the possibility of a complete loss, the lack of a public market and limited transferability of the shares, which may make the liquidation of this investment impossible for the indefinite future.

6.16.

Retamco has net assets of at least CDN.$5,000,000 and is accordingly an "accredited investor" as defined in National Instrument 45-106 issued by the Canadian Securities Administrators.  Retamco is either (i) a Qualified Institutional Buyer within the meaning of Rule 144A under the Securities Act or (ii) an “accredited investor” as defined in Rule 501(a) under the Securities Act.

6.17.

Retamco is actively engaged in the oil and gas business or other investment activities, is familiar with the risks attendant to the conduct of activities in the oil and gas business in general, and the transactions covered by this Agreement in particular and is entering into this Agreement as a part of, and in conjunction with, Retamco’s normal and usual business activities in the oil and gas industry.

6.18.

Retamco acknowledges that all certificates issued representing the DJE and BWN-TSXV shares, as well as all certificates issued in exchange for or in substitution therefor, will bear legends to the following effect:

“THE COMMON SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE FOLLOWING HOLD PERIOD AND RESALE RESTRICTIONS:

1.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER ITS DATE OF ISSUANCE.

2.

WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL THE DATE THAT IS FOUR MONTHS AND A DAY AFTER ITS DATE OF ISSUANCE.

6.19.

To the best of Retamco's knowledge, there are no prepayments, advance payments, take-or-pay payments or similar payments affecting the Leasehold Interests being assigned.

6.20.

None of the Leasehold Interests being assigned are subject to any right of first refusal, preferential rights to purchase, or similar right or restrictions on assignment that would be applicable to the transactions contemplated by this Agreement.

Dejour hereby makes the following representations and warranties in Articles 6.19 through 6.32:

6.21.

Dejour Energy (USA) Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

6.22.

Dejour has all requisite power and authority to carry on their business as presently conducted, to enter into this Agreement, to buy the Leasehold Interests on the terms described in this Agreement, and to perform their obligations under this Agreement.

6.23.

The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary actions on the part of Dejour.

6.24.

This Agreement has been duly executed and delivered on behalf of Dejour and constitutes a legal, valid and binding obligation of Dejour, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.25.

The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, agreements or governing documents of Dejour, or any material provision of any agreement or instrument to which Dejour is a party or is bound or will not violate or be in conflict with any material provision of any judgment, decree, order, statute, rule or regulations applicable to Dejour or result in the creation or imposition of any lien on any Leasehold Interests.

6.26.

Dejour has incurred no liability, contingent or otherwise, and shall hold Retamco and Brownstone harmless from any such claim for broker’s or finder’s fees relating to the transaction contemplated by this Agreement for which Retamco and Brownstone shall have any responsibility whatsoever, unless set out in this Agreement.

6.27.

Dejour understands and agrees that Retamco is relying upon the representations of Dejour for the purpose of establishing Retamco’s exemption from registration under any applicable federal or state securities laws.

6.28.

Dejour understands the speculative nature and inherent risks involved in participation in these activities.  Dejour is cognizant of, has carefully reviewed and understands the risks of, and other considerations relating to a purchase of the Leasehold Interests covered by this Agreement.

6.29.

Retamco has furnished Dejour with all materials relating to Dejour’s participation in this Agreement. Dejour has been afforded the opportunity to obtain any additional information to verify the accuracy of any representations of information heretofore given to Dejour.

6.30.

Dejour has such knowledge and experience in financial and business matters that Dejour is capable of evaluating the merits and risks of investment in the interests covered by this Agreement and of making an informed investment decision.

6.31.

Dejour is actively engaged in the oil and gas business or other investment activities, is familiar with the risks attendant to the conduct of activities in the oil and gas business in general, and the interest covered by this Agreement in particular and is entering into this Agreement as a part of, and in conjunction with Dejour’s normal and usual business activities in the oil and gas industry.

6.32.

Dejour recognizes and understands that the Leasehold Interest acquired hereunder have not been registered under the Securities Act  or the securities act of any state.  Dejour recognizes and understands that Dejour must register the interest or be entitled to an exemption from registration in order to transfer or assign Dejour’s interest in the Leasehold Interests or to the well or wells to any third party.

6.33.

Dejour is aware that no federal or state agency has made any finding or determination as to the fairness for public or private investment, nor any recommendation or endorsement of the interest.

6.34.

[Not used].

Brownstone hereby makes the following representations and warranties in Articles 6.33 through 6.43:

6.35.

Brownstone is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware

6.36.

Brownstone has all requisite power and authority to carry on their business as presently conducted to enter into this Agreement, to buy the Leasehold Interests on the terms described in this Agreement, and to perform their obligations under this Agreement.

6.37.

The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary actions on the part of Brownstone.

6.38.

This Agreement has been duly executed and delivered on behalf of Brownstone and constitutes a legal, valid and binding obligation of Brownstone, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.39.

The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, agreements or governing documents of Brownstone, or any material provision of any agreement or instrument to which Brownstone is a party or is bound or will not violate or be in conflict with any material provision of any judgment, decree, order, statute, rule or regulations applicable to Brownstone or result in the creation or imposition of any lien on any Leasehold Interests.

6.40.

Brownstone has incurred no liability, contingent or otherwise, and shall hold Retamco and Dejour harmless from any such claim for broker’s or finder’s fees relating to the transaction contemplated by this Agreement for which Retamco and Dejour shall not have any responsibility, whatsoever, unless set out in this Agreement.

6.41.

Brownstone understands and agrees that Retamco is relying upon the representations of Brownstone for the purpose of establishing Retamco’s exemption from registration under any applicable federal or state securities laws.

6.42.

Brownstone understands the speculative nature and inherent risks involved in participation in these activities.  Brownstone is cognizant of, has carefully reviewed and understands the risks of, and other considerations relating to a purchase of the Leasehold Interests covered by this Agreement.

6.43.

Retamco has furnished Brownstone with all materials relating to Brownstone’s participation in this Agreement. Brownstone has been afforded the opportunity to obtain any additional information to verify the accuracy of any representations of information heretofore given to Brownstone.

6.44.

Brownstone has such knowledge and experience in financial and business matters that Brownstone is capable of evaluating the merits and risks of investment in the interests covered by this Agreement and of making an informed investment decision.

6.45.

Brownstone is actively engaged in the oil and gas business or other investment activities, is familiar with the risks attendant to the conduct of activities in the oil and gas business in general, and the interest covered by this Agreement in particular and is entering into this Agreement as a part of, and in conjunction with, Brownstone’s normal and usual business activities in the oil and gas industry.

6.46.

Brownstone recognizes and understands that the Leasehold Interest acquired hereunder have not been registered under the Securities Act  or the securities act of any state.  Brownstone recognizes and understands that Brownstone must register the interest or be entitled to an exemption from registration in order to transfer or assign Brownstone’s interest in the Leasehold Interests or to the well or wells to any third party.

All representations and warranties, and the indemnities, agreements, covenants, rights and obligations of the Parties shall be in addition to those contained in any other agreements.

ARTICLE VII.
SALES,  NO PARTNERSHIPS, DELAY RENTALS

7.01.

DELAY RENTALS – To the extent Retamco has, since January 1, 2006, incurred costs to extend, maintain or continue, but not to acquire, Leasehold Interests, Brownstone and Dejour agree to share such costs on the following basis.  Within 30 days after the Closing, Retamco shall provide a list of all such costs incurred between December 31, 2005 and the Closing identifying the leases, the amounts paid and the period covered by the payments.  Within 30 days after the receipt of the list Dejour and Brownstone shall each pay its proportionate share of such costs determined as follows:  (i) Dejour shall pay a sum equal to its working interests in each affected lease times the applicable costs times the proportion that extension period after June 14, 2006 bears to the entire extension period; (ii) Brownstone shall pay a sum equal to its working interests in each affected lease times the applicable costs times the proportion that extension period after July 14, 2006 bears to the entire extension period.

7.02.

SALES – Unless terminated by Dejour or Brownstone on 180 days' notice, it is agreed and understood that Retamco is appointed as Dejour’s and Brownstone’s representative to enter into gas or oil sales contracts with third parties under whatever terms Retamco deems to be in the best interests of the Parties hereto, and Retamco shall have the authority to pool and unitize the acreage to be conveyed hereunder, and Retamco is appointed as Dejour’s and Brownstone’s representative to enter into contracts for the purpose of transporting the gas and oil to the purchaser upon whatever terms it deems to be in the best interest of the Parties hereto; provided, that the decision and actions of Retamco affecting the interests of Dejour and Brownstone affects the interest of Retamco in the same manner.  Dejour and Brownstone shall execute such documents as may be necessary to effectuate the intent of this Article 7.02.

7.03.

NO PARTNERSHIP CREATED - It is not the purpose or intention to create a partnership or mining partnership, and neither this Agreement nor the activities conducted pursuant to this Agreement shall be construed as creating such a relationship.  Pursuant to Section 761 (a) of the Internal Revenue Code of 1986, Retamco, Dejour and Brownstone do elect to exclude this common operation from the application of all sections of Subchapter K, Subtitle A, Chapter 1 of the Internal Revenue Code of 1986.

7.04.

Should Retamco or its successors or assigns decide to sell or otherwise trade or dispose of the DJE or the BWN-TSXV common shares received under this Agreement, within a period of five (5) years of Closing, Retamco will afford DJE or BWN-TSXV, as the case may be, the opportunity to place the shares of which Retamco decides to dispose upon terms acceptable to Retamco for a limited but reasonable time under the circumstances.  Retamco has agreed it will not, under any circumstances, elect to sell or otherwise trade or dispose of the DJE or the BWN-TSXV common shares received under this Agreement for a period of twelve (12) months from Closing.  To enforce this section Retamco agrees that its Attorneys, Drought Drought and Bobbitt shall hold all share certificates of DJE and BWN received pursuant to this agreement, including paragraph 10.02(h) which shall be delivered to Retamco at the expiration of said twelve (12) months.

ARTICLE I.
NOTICES

8.01

NOTICES – All notices served by the Parties pursuant to this Agreement shall be by means of courier service, hand delivery, or facsimile and shall be delivered to, and notice shall take place upon receipt:

If to Retamco:

Retamco Operating Inc.

HCR Box 1010

8601 Highway 212

Roberts, Montana 59070

Attn:  Steve Gose

Facsimile:  (406) 445-2644

Via email to sandmgose@starband.net

Copy to:

Drought Drought & Bobbitt, LLC

James L. Drought

2900 Weston Center

112 East Pecan

San Antonio, Texas 78205

Facsimile: (210) 222-0586

Via email to jld@ddb-law.com

If to Dejour:

Dejour Energy (USA) Corp.

Suite 1100, 808 West Hastings Street

Vancouver, B.C. Canada V6C 2X4

Attn:  Doug Cannaday, President

Facsimile: (604) 638-5051

Via email to dcannaday@dejour.com

If to Brownstone:

Brownstone Ventures (US) Inc.

130 King Street West, Suite 2810

Toronto, Ontario Canada M5X 1A9

Attn:  Richard Patricio, Vice President Legal and Corporate Affairs

Facsimile: (416) 941-1090

Via email to patricio@brownstoneventures.com

Copy to:

Patton Boggs LLC

Stephen Molina

2001 Ross Ave, Ste. 3000

Dallas, Texas  75201

Facsimile: (214) 758-1550

Via email to smolina@pattonboggs.com

Any notice to Dejour shall also be copied to Patton Boggs until Retamco is otherwise notified in writing.

ARTICLE IX.
DISPUTE RESOLUTION

9.01.

DISPUTES - Upon the demand of any party to this Agreement, any Dispute shall be resolved as provided below.  A "Dispute" with respect to this Agreement shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, arising under or in connection with, or in any way pertaining to this Agreement or any attachment hereto (except any Operating Agreement).  Any party who fails or refuses to submit to the following procedures following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling compliance with the following in connection with any Dispute.

9.02.

NOTICE -  It shall be a condition precedent (waivable only in writing by Retamco, Dejour and Brownstone) that a party wishing to initiate non-binding mediation with regard to any Dispute must first give the other Parties written notice of the dispute at the addresses provided herein.  The Parties shall then attempt to resolve the Dispute.

9.03.

INITIATION - If the Dispute has not been resolved within twenty (20) days after the date notice is given, either party may initiate non-binding mediation pursuant to this Agreement.  "Resolved" means that both Parties have agreed to disposition of the dispute; a "Dispute" has not been resolved within the meaning of this subparagraph if one party denies the existence of a Dispute or refuses to participate in the process described herein.

9.04.

MEDIATOR - The mediator appointed under this Agreement shall be a practicing, Texas licensed attorney or an engineer or geologist with at least fifteen (15) years of experience in the oil and gas industry and in dealing with federal onshore oil and gas leases.  The party desiring to initiate mediation shall send, via facsimile, written notice of demand of mediation to the other party and the name of the mediator appointed by the party initiating mediation together with a statement of the matter in controversy.  The mediator shall be a party with no direct or indirect contractual or financial ties to any Party, whether past or present.  In other words, he shall be a neutral party.

9.05.

GOVERNING LAW - This Agreement shall be governed by the laws of the State of Texas.

9.06.

LOCATION - The mediation contemplated hereby shall be conducted in San Antonio, Bexar County, Texas.

9.07.

COSTS - Each party shall each bear its own costs and expenses and the Parties shall split equally the fees and expenses of the mediator.

9.08.

TIME LIMIT - The mediation proceeding hereunder shall be concluded within 30 days after the appointment of the mediator.

ARTICLE X.
MISC. PROVISIONS

10.01

CLOSING – The Parties agree that Closing shall occur on or before July 15, 2006, unless a postponement is needed due to the condition precedent set out in Article 1.05(iii) above.  The sale, assignment and transfer of the interests mentioned above, payment of the Dejour Purchase Price and Brownstone Purchase Price and delivery of all other documents, instruments, money, and other matters herein required shall take place at the Closing.

At Closing, Retamco shall also deliver to Dejour and Brownstone:

(a)

Duly executed and acknowledged assignments of the Leasehold Interests in the form of assignment attached hereto as Exhibit "B", transferring the requisite interest in the Leasehold Interests to Dejour and Brownstone, as applicable;

(b)

Duly executed corporate resolutions of Retamco authorizing the consummation of the Agreement, authorizing the officers who are to act for Retamco and stating that the Agreement constitutes a binding obligation upon Retamco;

(c)

Current certificates of good standing, qualification and existence from the Secretary of State of Texas from the applicable governmental agency in any other state, as to Retamco, not supplied previously; and

(d)

Any and all releases of liens, deeds of trust, encumbrances, and security agreements, and evidence satisfactory to Dejour and Brownstone of the discharge of any debts on, or affecting any of the Leasehold Interests to be purchased by Dejour and Brownstone at the Closing, in recordable form and, otherwise, in a form acceptable to Dejour and Brownstone;

(e)

Copies of all documents evidencing Retamco's cure of Title Defects it has elected to cure.

10.02.

At Closing, Dejour will deliver to Retamco the following:

(a)

The Dejour Purchase Price and other consideration payable at such Closing;

(b)

Corporate documents analogous to those listed for Retamco in Article 10.01(b)-(c); and

At Closing, Brownstone will deliver to Retamco the following:

(a)

The Brownstone Purchase Price and other consideration payable at such Closing;

(b)

Corporate documents analogous to those listed for Retamco in Article 10.01(b)-(c); and

At Closing, Brownstone will deliver to Dejour the following:

(a)

89,662 common shares of BWN-TSXV (which shares will be restricted from trading for four (4) months from date of issue);

10.03.

FACSIMILE - The Parties agree that this Agreement may be executed by facsimile and a facsimile signature shall be deemed an original signature for all purposes.

10.04

FURTHER ACTS AND POST-CLOSING MATTERS - Each of the Parties hereto shall, from time to time, and at all times hereafter, do such further acts and things and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement, including, without limitation, correction of property descriptions, if any, in the Assignments; and shall, if necessary, make appropriate adjustments, after closing, to the Dejour Payments (by adjustment of the Dejour Note) and to the Brownstone Payments (in cash).

10.05.

ESSENCE OF TIME - Time is of the essence in this Agreement.

10.06.

AGREEMENT BINDING - This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their successors and assigns.

10.07.

AMENDMENT.  This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties.

10.08.

WAIVER.  No consent or waiver, express or implied, by any party to or of any breach or default by any other party of any or all of its obligations under this Agreement will:

(a)

be valid unless it is in writing and stated to be a consent or waiver hereunder;

(b)

be relied upon as a consent or waiver to or of any other breach or default of the same or any other obligation;

(c)

constitute a general waiver under this Agreement; or

(d)

eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.

10.09

TRANSACTION COSTS – Absent another agreement to the contrary which survives this Participation Agreement, the Parties hereto shall each bear and be responsible for their own transaction costs, including but not limited to attorneys fees, land/title investigation, and filing/recordation costs.  These costs shall not be billed to the Operating Agreement joint account.

If the foregoing accurately sets forth our agreement concerning the matters covered hereby, please sign in the space provided and deliver a signed copy to other.

RETAMCO OPERATING, INC.

DEJOUR ENERGY (USA) CORP.

BY:

BY:

Steve Gose

Doug W. Cannaday

President

President

BROWNSTONE VENTURES (US) INC.

BY:

Name:Larry Goldberg

         Chief Financial Officer

= "LAST PAGE ONLY"  =  0,  =  0) 0 = 1

EXHIBIT “A”

Attached to and made a part of that certain Participation Agreement by and between Retamco Operating, Inc., Dejour Energy (USA) Corp. and Brownstone dated the ___ day of July, 2006.

Contents of Exhibit “A” as follows:

= "LAST PAGE ONLY"  =  0,  =  1) 0 = 1